Exhibit 99.1

[Applica logo]

FOR IMMEDIATE RELEASE
	Contact:	Investor Relations Department (305) 362-2611 investor.relations@applicamail.com

Applica Incorporated Announces Updated Guidance

     Miami Lakes, Florida (September 16, 2003)—Applica Incorporated (NYSE: APN) today announced that it anticipates sales for the quarter ending September 30, 2003 will fall short of management’s earlier estimates. Management now expects sales to be approximately $175 million for the third quarter.

     Applica also reported that it had received a cash distribution of $51.4 million related to the sale by its joint venture company, Anasazi Partners, of its equity interest in ZonePerfect Nutrition Company. The Company will use a portion of the proceeds to repurchase an additional $25 million of its 10% notes in October 2003. Applica repurchased $30 million of such notes in July 2003. Also, the Company is considering the payment of bonuses to two members of senior management involved in the transaction, which could partially offset the gain from the joint venture in the third quarter.

     Applica Incorporated and its subsidiaries are manufacturers, marketers and distributors of a broad range of branded and private-label small electric consumer goods. The Company manufactures and distributes small household appliances, pest control products, home environment products, pet care products and professional personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica™, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in China and Mexico. Applica also manufactures products for other consumer products companies. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding the impact that the war with Iraq or terrorist activities may have on the economy; adverse effects of newly acquired businesses or product lines; the bankruptcy or loss of a major retail customer, distributor or supplier; economic conditions and the retail environment; the Company’s dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; reliance on key customers; the impact of the SARs outbreak at our facilities in China; dependence on foreign suppliers and supply and manufacturing constraints; increases in raw materials costs; cancellation or reduction of orders; the uncertainties in the Latin American economies; the potential for product recalls and product liability claims, and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2002, and the subsequent Form 10-Q reports. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.